American Funds Tax-Exempt Fund of New York

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$3,002
Class B	$2
Class C	$163
Class F1	$34
Class F2	$470
Total	$3,671

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3145
Class B	$0.2320
Class C	$0.2239
Class F1	$0.3097
Class F2	$0.3207

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	9,628
Class B	5
Class C	738
Class F1	101
Class F2	1,508
Total	11,980

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.58
Class B	$10.58
Class C	$10.58
Class F1	$10.58
Class F2	$10.58